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                                                                  Exhibit 23.1






                        Consent of Independent Auditors




We consent to the incorporation by reference in the Registration Statement Form S-8 No. 33-320557 pertaining to the 1993 Long Term Incentive Plan, the Restricted Share Plan for Directors and Various Stock Option Agreements of Video Services Corporation (formerly International Post Limited) and Form S-3 No. 333-31745 pertaining to the Registration Statement and related Prospectus of Video Services corporation (formerly International Post Limited), of our report dated September 12, 1997, with respect to the consolidated financial statements of Video Services Corporation included in this Form 8-K/A (Amendment No. 1) Current Report as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997.




                                                /s/ Ernst & Young LLP


White Plains, New York
November 6, 1997